U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

                              ORBIMED ADVISORS LLC
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   (Last)                            (First)              (Middle)

                          767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10017
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                February 22, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                           Orphan Medical Inc. (Orph)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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1.   Name and Address of Reporting Person*

                              ORBIMED ADVISORS INC.
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   (Last)                            (First)              (Middle)

                           767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10017
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                February 22, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                                Orphan Medical Inc. (Orph)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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1.   Name and Address of Reporting Person*

    ISALY                            SAMUEL                 D.
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   (Last)                            (First)              (Middle)

                           767 Third Avenue, 6th Floor
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                                    (Street)

New York                                NY                  10017
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                 February 22, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                             Orphan Medical Inc. (Orph)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================


                                                                 3. Ownership Form:             4.  Nature of
                                      2. Amount of Securities       Direct (D) or                   Indirect Beneficial
1. Title of Security                     Beneficially Owned         Indirect (I)                    Ownership

   (Instr. 4)                            (Instr. 4)                 (Instr. 5)                      (Instr. 4)
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
Common Stock                  N/A no beneficial ownership pursuant to Rule 16a-1(a)(2)           (See note 1)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================


                                                                                                      5. Owner-
                                                    3. Title and Amount of Securities                    ship
                                                       Underlying Derivative Security                    Form of
                         2. Date Exercisable           (Instr. 4)                                        Derivative
                            and Expiration Date     ---------------------------------  4. Conver-        Security:
                            (Month/Day/Year)                               Amount         sion or        Direct    6. Nature of
                         ----------------------                            or             Exercise       (D) or       Indirect
                         Date       Expira-                                Number         Price of       Indirect     Beneficial
1. Title of Derivative   Exer-      tion                                   of             Derivative     (I)          Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares         Security       (Instr. 5)   (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

1. Orbimed Advisors LLC and Orbimed Advisors Inc. have investment management discretion over a number of collective investment funds investing in Orphan Medical Inc. stock. OrbiMed Advisors Inc. is 100% owned by Samuel D. Isaly and OrbiMed Advisors LLC is 57% owned by Samuel D. Isaly.

/s/Samuel D. Isaly
Managing Member of OrbiMed Advisors LLC
                   OrbiMed Advisors Inc.
                                                                 August 15, 2001
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      **Signature of Reporting Person                                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                  Signature Page for Other Reporting Persons:

SAMUEL D. ISALY

By: /s/Samuel D. Isaly                                     August 15, 2001
   -----------------------------------------------------------------------------
   Name: Samuel D. Isaly                                         Date
   Designated Filer
----------------

                             OrbiMed Advisors LLC
                             Date of Event Requiring Statement--2/22/00
                             Issuer Name - ORPHAN MEDICAL INC.
                             Trading Symbol-"ORPH"

Other Reporting Persons:
------------------------

Samuel D. Isaly
767 Third Avenue, 6th Floor
New York, NY 10017